Exhibit 99.1

February 15, 2023

SiteOne Landscape Supply Announces Fourth Quarter and Full Year 2022 Earnings

Fourth Quarter 2022 Highlights (Compared to Fourth Quarter 2021):

•	Net sales increased 11% to $890.0 million
•	Organic Daily Sales increased 7%
•	Gross profit increased 7% to $302.6 million; Gross margin was 34.0%
•	SG&A as a percentage of Net sales increased 350 basis points to 34.2%
•	Net loss of $0.9 million
•	Adjusted EBITDA decreased 37% to $38.9 million; Adjusted EBITDA margin was 4.4%
•	Closed three acquisitions: Madison Block & Stone, Telluride Natural Stone, and Whittlesey Landscape Supplies & Recycling
•	Board of Directors approved $400 million share repurchase authorization; repurchased $25.0 million of shares

Full Year 2022 Highlights (Compared to Full Year 2021):

•	Net sales increased by 16% to $4.01 billion
•	Organic Daily Sales increased 11%
•	Gross profit increased 17% to $1.42 billion; Gross margin increased 50 basis points to 35.4%
•	SG&A as a percentage of Net sales increased by 140 basis points to 27.3%
•	Net income for the year increased 3% to $245.4 million
•	Adjusted EBITDA increased 12% to $464.3 million
•	Adjusted EBITDA margin decreased 30 basis points to 11.6%
•	Closed 16 acquisitions during the year with approximately $240 million in trailing twelve months Net sales
•	Net debt to Adjusted EBITDA at year-end was 0.8x, compared to 0.6x at year-end 2021

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its fourth quarter and full fiscal year ended January 1, 2023 (“Fiscal 2022”).

“We finished the year well against a very strong fourth quarter performance in 2021, capping off an excellent year in 2022 of double-digit growth in Net sales and Adjusted EBITDA, resilient Adjusted EBITDA margin and good cash flow,” said Doug Black, SiteOne’s Chairman and CEO. “Working through the challenges of continued high price inflation and reduced volume, our teams executed at a high level and delivered another record year while improving our capabilities for performance and growth in the years to come. We also added 16 new high-performing companies with 48 locations and approximately $240 million in trailing twelve-month sales to SiteOne in 2022. As we face the economic headwinds of 2023, we will continue to leverage our exceptional teams, market leadership position, strong balance sheet, and ongoing commercial and operational initiatives to outperform the market organically, build our company through acquisition, and further execute our long-term growth strategy.”

Fourth Quarter 2022 Results

Net sales for the fourth quarter of Fiscal 2022 increased to $890.0 million, or 11%, compared to $805.2 million for the prior-year period. Organic Daily Sales increased 7% compared to the prior-year period primarily driven by price inflation in response to elevated product costs. Acquisitions contributed $41.9 million, or 5%, to Net sales growth for the quarter.

Gross profit increased 7% to $302.6 million for the fourth quarter of Fiscal 2022 compared to $282.4 million for the prior-year period. Gross margin decreased 110 basis points to 34.0% for the fourth quarter of Fiscal 2022 as the price realization benefit achieved in the fourth quarter of 2021 was not repeated.

Selling, general and administrative expenses (“SG&A”) for the fourth quarter of Fiscal 2022 increased to $304.6 million from $247.2 million for the prior-year period. SG&A as a percentage of Net sales increased 350 basis points to 34.2% due to the impact of acquisitions, cost inflation, and increased operating expenses supporting our growth.

Net loss for the fourth quarter of Fiscal 2022 was $0.9 million, compared to a Net income of $27.5 million during the same period in the prior-year. The net loss was driven by lower gross margin and higher SG&A.

Adjusted EBITDA decreased 37% to $38.9 million for the fourth quarter of Fiscal 2022, compared to $61.8 million for the prior-year period. Adjusted EBITDA margin decreased 330 basis points to 4.4%.

Full Year 2022 Results

Net sales for Fiscal 2022 increased to $4.01 billion, or 16%, compared to $3.48 billion for the fiscal year ended January 2, 2022 (“Fiscal 2021”). Organic Daily Sales increased 11% for Fiscal 2022 compared to Fiscal 2021. Organic growth was driven by price inflation in response to rising product costs, partially offset by dampened volume resulting from higher prices and moderating economic conditions. Acquisitions contributed $186.8 million, or 5%, to Net sales growth for Fiscal 2022.

Gross profit for Fiscal 2022 increased to $1.42 billion, up 17% compared to $1.21 billion for the prior year. Gross margin for the year improved by 50 basis points to 35.4% compared to 34.9% in Fiscal 2021. The increase in gross margin reflects the contribution from new acquisitions, supplier programs, and the benefit of supply chain initiatives.

SG&A for Fiscal 2022 increased to $1.10 billion from $900.6 million in Fiscal 2021. SG&A as a percentage of Net sales increased by 140 basis points to 27.3%, compared to the prior year driven by the impact of acquisitions, cost inflation, and higher operating expenses supporting our growth.

Our effective tax rate for Fiscal 2022 was 21.6% compared to 19.0% for Fiscal 2021. We currently expect our 2023 effective tax rate will be between 25.0% and 26.0%, excluding discrete items such as excess tax benefits.

Net income for Fiscal 2022 increased to $245.4 million, or 3%, compared to $238.4 million for Fiscal 2021. The increase in Net income for the year was attributable to sales growth and improved gross margin.

For the year, Adjusted EBITDA increased 12% to $464.3 million, compared to $415.1 million in Fiscal 2021. Adjusted EBITDA margin decreased 30 basis points to 11.6%, compared to Fiscal 2021.

Balance Sheet and Liquidity

Net debt, calculated as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash equivalents on our balance sheet as of January 1, 2023, was $380.2 million compared to $246.9 million as of January 2, 2022. Net debt to Adjusted EBITDA for the last twelve months was 0.8 times compared to 0.6 times at year-end 2021. The increase in Net debt and leverage reflects higher borrowings, partially offset by increased profitability.

As of January 1, 2023, Cash and cash equivalents was $29.1 million and available capacity under the ABL Facility was $487.4 million.

Outlook

“In looking ahead to 2023, we expect the nearly 80% of our business tied to maintenance, repair and upgrade, and new commercial construction to remain resilient with flat to modest growth,” Doug Black continued. “We expect the remainder of our business tied to new residential construction will be down as the market adjusts to higher home prices and mortgage interest rates. Across all sectors, we expect to continue gaining market share and outperforming the market through our commercial and operational initiatives. In total, we expect Organic Daily Sales to be flat to down mid-single digits for the full year 2023. We also expect our gross margin to normalize without the substantial benefit that we saw in 2021 and 2022 due to our strategic inventory purchases ahead of the rapid inflation. Accordingly, we expect our overall Adjusted EBITDA margin to normalize in 2023 providing a foundation for further improvement over the longer-term.”

For Fiscal 2023, we expect our Adjusted EBITDA to be in the range of $395 million to $425 million. Our guidance does not include any contributions from unannounced acquisitions.

Reconciliation for the forward-looking full-year 2023 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, February 15, 2023, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call can be accessed by dialing 877-704-4453 (domestic) or 201-389-0920 (international), or by clicking on this link for instant telephone access to the call. A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13735630. The replay will be available until 11:59 p.m. (ET) on March 1, 2023.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. is the largest and only national full product line wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2022 Adjusted EBITDA outlook and our share repurchase program. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: cyclicality in residential and commercial construction markets; economic downturn or recession; general economic and financial conditions, including a prolonged economic recession; demand for our products; seasonality of our business; climate change-related events, weather conditions, seasonality, and availability of water to end-users; inflation and increased operating costs; increases in interest rates; the potential negative impact of the COVID-19 pandemic (which, among other things, may exacerbate each of the forward-looking statements discussed here); public perceptions that our products and services are not environmentally friendly or that our practices are not sustainable; competitive industry pressures, including competition for our talent base; supply chain disruptions, product or labor shortages, and the loss of key suppliers; cybersecurity incidents involving our systems or third party systems, including the July 2020 ransomware attack; prices for the products we purchase may fluctuate; ability to pass along product cost increases; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks, including increased competition for acquisitions; risks associated with our large labor force and our customers’ labor force (including headwinds due to COVID-19) and ongoing labor market disruptions; retention of key personnel; construction defect and product liability claims; impairment of goodwill; adverse credit and financial markets events and conditions; credit sale risks; performance of individual branches; climate, environmental, health and safety laws and regulations; hazardous materials and related materials; laws and government regulations applicable to our business that could negatively impact demand for our products; failure or malfunctions in our information technology systems; security of personal information about our customers; intellectual property and other proprietary rights; unanticipated changes in our tax provisions; threats from terrorism, public health emergencies, violence, uncertain political conditions and geopolitical conflicts such as the ongoing conflict between Russia and Ukraine; risks related to our current indebtedness and our ability to obtain financing in the future; risks related to our common stock; and other risks, as described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended January 2, 2022, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, including Forms 10-Q and 8-K.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents our Net income (loss) plus the sum of income tax (benefit) expense, interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA is further adjusted for stock-based compensation expense, (gain) loss on sale of assets, and other non-cash items, financing fees, other fees, and expenses related to acquisitions and other non-recurring (income) loss. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under U.S. GAAP and should not be considered as an alternative to Net income, operating income or any other performance measures derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of Net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash-equivalents on our balance sheet. Leverage Ratio is defined as Net debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield branches, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays, and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets (Unaudited)

(In millions, except share and per share data)

Assets	January 1, 2023	January 2, 2022
Current assets:
Cash and cash equivalents	$29.1	$53.7
Accounts receivable, net of allowance for doubtful accounts of $21.7 and $13.5, respectively	455.5	393.8
Inventory, net	767.7	636.6
Income tax receivable	10.9	3.3
Prepaid expenses and other current assets	56.1	41.4
Total current assets	1,319.3	1,128.8

Property and equipment, net	188.8	151.5
Operating lease right-of-use assets, net	321.6	298.5
Goodwill	411.9	311.1
Intangible assets, net	276.0	213.9
Deferred tax assets	3.7	3.2
Other assets	12.6	9.1
Total assets	$2,533.9	$2,116.1

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$279.7	$254.5
Current portion of finance leases	14.8	11.0
Current portion of operating leases	70.1	62.1
Accrued compensation	81.2	99.3
Long-term debt, current portion	4.0	4.0
Accrued liabilities	110.0	82.0
Total current liabilities	559.8	512.9

Other long-term liabilities	12.8	10.6
Finance leases, less current portion	43.9	34.4
Operating leases, less current portion	260.1	244.2
Deferred tax liabilities	7.8	5.1
Long-term debt, less current portion	346.6	251.2
Total liabilities	1,231.0	1,058.4

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 45,148,312 and 44,788,385 shares issued, and 44,916,291 and 44,767,474 shares outstanding at January 1, 2023 and January 2, 2022, respectively	0.5	0.4
Additional paid-in capital	577.1	562.3
Retained earnings	742.9	497.5
Accumulated other comprehensive income (loss)	7.7	(2.2)
Treasury stock, at cost, 232,021 and 20,911 shares at January 1, 2023 and January 2, 2022, respectively	(25.3)	(0.3)
Total stockholders’ equity	1,302.9	1,057.7
Total liabilities and stockholders’ equity	$2,533.9	$2,116.1

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations (Unaudited)

(In millions, except share and per share data)

	For the quarter (1)		For the year (2)
	October 3, 2022 to	October 4, 2021 to	January 3, 2022 to	January 4, 2021 to
	January 1, 2023	January 2, 2022	January 1, 2023	January 2, 2022
Net sales	$890.0	$805.2	$4,014.5	$3,475.7
Cost of goods sold	587.4	522.8	2,593.0	2,263.1
Gross profit	302.6	282.4	1,421.5	1,212.6

Selling, general and administrative expenses	304.6	247.2	1,097.0	900.6
Other income	2.0	0.1	8.6	1.7
Operating income	—	35.3	333.1	313.7

Interest and other non-operating expenses, net	5.5	5.1	20.0	19.2
Income (loss) before taxes	(5.5)	30.2	313.1	294.5
Income tax expense (benefit)	(4.6)	2.7	67.7	56.1
Net income (loss)	$(0.9)	$27.5	$245.4	$238.4

Net income (loss) per common share:
Basic	$(0.02)	$0.61	$5.45	$5.35
Diluted	$(0.02)	$0.60	$5.36	$5.20
Weighted average number of common shares outstanding:
Basic	45,119,900	44,779,572	45,048,218	44,578,649
Diluted	45,119,900	45,942,851	45,780,836	45,805,373

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	For the year January 3, 2022 to January 1, 2023	For the year January 4, 2021 to January 2, 2022	For the year December 30, 2019 to January 3, 2021
Cash Flows from Operating Activities:
Net income	$245.4	$238.4	$121.3
Adjustments to reconcile Net income to net cash provided by operating activities:
Amortization of finance lease right-of-use assets and depreciation	51.6	36.2	29.4
Stock-based compensation	18.3	14.3	10.6
Amortization of software and intangible assets	52.2	46.8	37.8
Amortization of debt related costs	1.1	2.3	4.1
Loss on extinguishment of debt	0.6	0.8	—
Gain on sale of equipment	(0.8)	(0.1)	(0.4)
Deferred income taxes	(5.2)	(3.1)	0.4
Other	2.3	6.5	3.7
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(44.6)	(92.1)	2.8
Inventory	(99.3)	(156.9)	(7.9)
Income tax receivable	(7.6)	3.5	0.2
Prepaid expenses and other assets	3.5	(3.2)	(11.0)
Accounts payable	8.9	74.4	(4.3)
Accrued expenses and other liabilities	(9.2)	43.0	42.7
Net Cash Provided By Operating Activities	$217.2	$210.8	$229.4

Cash Flows from Investing Activities:
Purchases of property and equipment	(27.1)	(32.5)	(18.6)
Purchases of intangible assets	(14.6)	(4.5)	(7.2)
Acquisitions, net of cash acquired	(244.9)	(147.2)	(159.4)
Proceeds from the sale of property and equipment	2.2	2.2	1.0
Net Cash Used In Investing Activities	$(284.4)	$(182.0)	$(184.2)

Cash Flows from Financing Activities:
Equity proceeds from common stock	3.6	9.3	271.5
Repurchases of common stock	(24.4)	—	—
Borrowings under term loan	—	325.0	—
Repayments under term loan	(2.6)	(338.6)	(172.8)
Borrowings on asset-based credit facility	732.8	161.9	285.4
Repayments on asset-based credit facility	(632.8)	(161.9)	(378.2)
Payments of debt issuance costs	(2.3)	(2.4)	—
Payments on finance lease obligations	(12.6)	(10.4)	(8.5)
Payments of acquisition related contingent obligations	(10.0)	(8.6)	(4.8)
Other financing activities	(8.3)	(4.7)	(1.7)
Net Cash Provided By (Used In) Financing Activities	$43.4	$(30.4)	$(9.1)

Effect of exchange rate on cash	(0.8)	0.1	0.1
Net Change In Cash	(24.6)	(1.5)	36.2

Cash and cash equivalents:
Beginning	53.7	55.2	19.0
Ending	$29.1	$53.7	$55.2

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$15.5	$15.6	$27.3
Cash paid during the year for income taxes	$82.1	$55.8	$25.2

SiteOne Landscape Supply, Inc.

Adjusted EBITDA to Net Income Reconciliation (Unaudited)

(In millions)

The following table presents a reconciliation of Adjusted EBITDA to Net income:

	2022 Fiscal Year					2021 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net income (loss)	$245.4	$(0.9)	$73.3	$140.7	$32.3	$238.4	$27.5	$80.0	$123.5	$7.4
Income tax (benefit) expense	67.7	(4.6)	22.9	44.8	4.6	56.1	2.7	19.1	36.8	(2.5)
Interest expense, net	20.0	5.5	5.6	4.6	4.3	19.2	5.1	4.3	4.3	5.5
Depreciation & amortization	103.8	31.6	27.4	23.1	21.7	83.0	22.3	21.0	20.3	19.4
EBITDA	436.9	31.6	129.2	213.2	62.9	396.7	57.6	124.4	184.9	29.8
Stock-based compensation(a)	18.3	4.3	4.5	5.8	3.7	14.3	3.1	3.5	4.6	3.1
(Gain) loss on sale of assets(b)	(0.8)	0.2	(0.7)	(0.2)	(0.1)	(0.1)	0.2	(0.2)	(0.2)	0.1
Financing fees(c)	0.3	—	0.1	0.2	—	0.7	—	—	—	0.7
Acquisitions and other adjustments(d)	9.6	2.8	2.5	3.0	1.3	3.5	0.9	0.5	1.3	0.8
Adjusted EBITDA(e)	$464.3	$38.9	$135.6	$222.0	$67.8	$415.1	$61.8	$128.2	$190.6	$34.5

(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale of assets and termination of finance leases not in the ordinary course of business.
(c)	Represents fees associated with our debt refinancing and debt amendments.
(d)	Represents professional fees, retention and severance payments, and performance bonuses related to historical acquisitions. Although we have incurred professional fees, retention and severance payments, and performance bonuses related to acquisitions in several historical periods and expect to incur such fees and payments for any future acquisitions, we cannot predict the timing or amount of any such fees or payments.
(e)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented.

SiteOne Landscape Supply, Inc.

2022 Organic Daily Sales to Net Sales Reconciliation (Unaudited)

(In millions, except Selling Days)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

	2022 Fiscal Year					2021 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net sales	$4,014.5	$890.0	$1,102.6	$1,216.6	$805.3	$3,475.7	$805.2	$936.4	$1,083.9	$650.2
Organic sales(a)	3,738.4	815.0	1,017.8	1,145.5	760.1	3,386.4	772.1	908.2	1,057.7	648.4
Acquisition contribution(b)	276.1	75.0	84.8	71.1	45.2	89.3	33.1	28.2	26.2	1.8
Selling Days	252	60	63	64	65	253	61	63	64	65
Organic Daily Sales	$14.8	$13.6	$16.2	$17.9	$11.7	$13.4	$12.7	$14.4	$16.5	$10.0

(a)	Organic sales equal Net sales less Net sales from branches acquired in 2022 and 2021.
(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2022 Fiscal Year. Includes Net sales from branches acquired in 2022 and 2021.

SiteOne Landscape Supply, Inc.

2023 Organic Daily Sales to Net Sales Reconciliation (Unaudited)

(In millions, except Selling Days)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

	2023 Fiscal Year					2022 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net sales	—	—	—	—	—	$4,014.5	$890.0	$1,102.6	$1,216.6	$805.3
Organic sales(a)	—	—	—	—	—	3,929.3	857.0	1,068.9	1,201.4	802.0
Acquisition contribution(b)	—	—	—	—	—	85.2	33.0	33.7	15.2	3.3
Selling Days	252	61	63	64	64	252	60	63	64	65
Organic Daily Sales	—	—	—	—	—	$15.6	$14.3	$17.0	$18.8	$12.3

(a)	Organic sales equals reported Net sales less Net sales from branches acquired in 2022 and 2023.
(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2023 Fiscal Year. Includes Net sales from branches acquired in 2022 and 2023.